Exhibit 3.2

BYLAWS

of

CIBATELLA CORP.

(a Wyoming Corporation)

ARTICLE I

OFFICES

Section 1. Principal Office

The principal office of the Corporation shall be located at such place as the Board of Directors may from time to time determine.

Section 2. Other Offices

The Corporation may also have offices at such other places as the Board of Directors may determine or the business of the Corporation may require.

ARTICLE II

SHAREHOLDERS

Section 1. Annual Meeting

An annual meeting of the shareholders shall be held at such date, time, and place as shall be designated by the Board of Directors for the purpose of electing directors and transacting such other business as may properly come before the meeting.

Section 2. Special Meetings

Special meetings of the shareholders may be called at any time by the President, the Board of Directors, or by shareholders holding not less than one-tenth (1/10) of all shares entitled to vote.

Section 3. Notice of Meetings

Written or electronic notice stating the place, day, and hour of the meeting shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote.

Section 4. Quorum

A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

Section 5. Voting

Each outstanding share shall be entitled to one vote. Shareholders may vote in person or by proxy.

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ARTICLE III

BOARD OF DIRECTORS

Section 1. General Powers

The business and affairs of the Corporation shall be managed by its Board of Directors.

Section 2. Number and Tenure

The number of directors shall be fixed from time to time by resolution of the Board. Each director shall hold office until the next annual meeting of shareholders and until their successor shall have been elected and qualified.

Section 3. Regular Meetings

Regular meetings of the Board of Directors may be held with or without notice at such times and places as the Board may determine.

Section 4. Special Meetings

Special meetings may be called by the President or any director on two (2) days' notice to each director.

Section 5. Quorum and Voting

A majority of the directors shall constitute a quorum. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 6. Action Without Meeting

Any action required or permitted to be taken may be taken without a meeting if all directors consent in writing or by electronic transmission.

ARTICLE IV

OFFICERS

Section 1. Officers

The officers of the Corporation shall consist of a President, a Secretary, and a Treasurer. The Board may appoint such other officers as it deems necessary.

Section 2. Election and Term of Office

Officers shall be elected by the Board of Directors and shall serve until their successors are elected and qualified or until their earlier resignation or removal.

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Section 3. Removal

Any officer may be removed by the Board at any time with or without cause.

Section 4. President

The President shall be the chief executive officer of the Corporation and shall have general supervision over the business of the Corporation.

Section 5. Secretary

The Secretary shall keep the minutes of all meetings and shall have charge of the corporate records.

Section 6. Treasurer

The Treasurer shall be responsible for the custody and safekeeping of corporate funds and financial records.

ARTICLE V

INDEMNIFICATION

The Corporation shall indemnify its directors, officers, employees, and agents to the fullest extent permitted by the Wyoming Business Corporation Act.

ARTICLE VI

SHARE CERTIFICATES

The Corporation may issue shares with or without certificates, as determined by the Board. If certificates are issued, they shall be signed by the President and Secretary and state the number and class of shares held.

ARTICLE VII

SHARES IN THE SHARE CAPITAL

Section 1. Issuance of Shares

The Corporation may issue shares of its authorized capital stock for such consideration and on such terms and conditions as shall be fixed by the Board of Directors, subject to applicable law and the Corporation’s Articles of Incorporation.

Section 2. Fractional Shares

The Corporation may, but is not required to, issue fractional shares. The Board of Directors may arrange for the disposition of fractional interests by issuing scrip or taking other lawful action.

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Section 3. Share Register

A register of the shareholders of the Corporation shall be kept and maintained by the Secretary or another officer as the Board may designate.

ARTICLE VIII

DISCLOSURE OF INTERESTS OF DIRECTORS

Section 1. Duty to Disclose

A director or officer who has a direct or indirect financial interest in a transaction involving the Corporation must disclose the material facts of such interest to the Board of Directors.

Section 2. Effect of Disclosure

A transaction is not voidable solely because of a director’s or officer’s interest if the material facts are disclosed and the transaction is approved by a majority of disinterested directors, or by shareholders, or is otherwise fair to the Corporation.

ARTICLE IX

COMMITTEES

Section 1. Authority to Establish

The Board of Directors may, by resolution, designate committees composed of one or more directors. Each committee shall have such authority as is granted by the Board, consistent with law.

Section 2. Committee Procedures

Each committee may fix its own rules of procedure, subject to Board oversight, and shall keep regular minutes of its meetings.

ARTICLE X

CONTRACTS, LOANS, CHECKS, AND DEPOSITS

Section 1. Contracts

The Board of Directors may authorize any officer or agent to enter into any contract or execute any instrument in the name of the Corporation.

Section 2. Loans

No loans shall be contracted on behalf of the Corporation, and no evidence of indebtedness shall be issued in its name unless authorized by the Board.

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Section 3. Checks and Drafts

All checks, drafts, and orders for payment shall be signed by such officer(s) or agent(s) as the Board may designate.

Section 4. Deposits

All funds of the Corporation shall be deposited in such banks or institutions as the Board may select.

ARTICLE XI

BORROWING AUTHORITY

The Board of Directors may authorize the Corporation to borrow money, issue promissory notes, bonds, or other debt instruments, and secure any such indebtedness by mortgage, pledge, or other lien on corporate property.

ARTICLE XII

FISCAL YEAR

The fiscal year of the Corporation shall conclude on June 30 of each year, unless otherwise determined by the Board of Directors. The Board may, from time to time and in accordance with applicable law, alter the fiscal year-end as it deems appropriate.

ARTICLE XIII

CORPORATE SEAL

The Corporation may adopt a corporate seal in such form as the Board of Directors may determine. Use of the seal shall not be mandatory unless otherwise required by law.

ARTICLE XIV

WAIVER OF NOTICE

Whenever any notice is required to be given under the provisions of these Bylaws, the Articles of Incorporation, or applicable law, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission, shall be deemed equivalent to notice. Attendance at a meeting constitutes waiver unless the attendee objects at the beginning.

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ARTICLE XV

AMENDMENTS

These Bylaws may be amended or repealed, and new Bylaws adopted, by the Board of Directors or the shareholders at any regular or special meeting, provided proper notice is given.

CERTIFICATION

The undersigned, being the duly elected Secretary of Cibatella Corp., hereby certifies that the foregoing Bylaws were adopted by resolution of the Board of Directors effective as of April 10, 2025.

/s/ Janek Innos

Janek Innos, Secretary

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